INFORMATION REQUIRED IN PROXY STATEMENT

                                SCHEDULE 14A INFORMATION

                      Proxy Statement Pursuant to Section 14(a) of
                          the Securities Exchange Act of 1934

Filed by the registrant /x/
Filed by a party other than the registrant / /
Check the appropriate box:

/ /  Preliminary proxy statement

/x/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              UJB FINANCIAL CORP.
- ------------------------------------------------------------------------------
                    (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              UJB FINANCIAL CORP.
- ------------------------------------------------------------------------------
                       (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or Rule
          14a-6(i)(2).

/ /  $500 per each party per Exchange Act Rule  14a-6(i)(3),  or Rule
          14a-6(i)(2).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                                                      UJB Financial Corp.
                                                      301 Carnegie Center
                                                      P.O. Box 2066
                                                      Princeton, NJ 08543-2066
   LOGO

                                                      T. Joseph Semrod
                                                      Chairman of the Board
                                                      and President


March 9, 1995

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of UJB Financial Corp. scheduled to be held on Monday, April 24, 1995, at 2:30 p.m. at The Hyatt Regency Princeton, 201 Carnegie Center, Route 1 at Alexander Road, Princeton, New Jersey. Your Board of Directors and senior management look forward to personally greeting those shareholders able to attend.

At the meeting, shareholders will be asked to elect five directors, to ratify the selection of KPMG Peat Marwick, LLP, independent certified public accountants, to audit the accounts of UJB for 1995 and to vote on two shareholder proposals, if presented to the meeting. We will also report to you on UJB's current operations and outlook. Members of the Board and management will be available to respond to any questions you may have.

Regardless of the number of shares you own, it is important that they be represented and voted at the meeting. Please sign, date and mail the enclosed proxy in the return envelope provided. Your prompt cooperation is appreciated.

On behalf of your Board of Directors, thank you for your continued support.


Sincerely,



T. JOSEPH SEMROD

   (LOGO)


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             MONDAY, APRIL 24, 1995


TO OUR SHAREHOLDERS:


     The Annual Meeting of the shareholders of UJB Financial Corp. is scheduled to be held at The Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at Alexander Road, Princeton, New Jersey, on Monday, April 24, 1995 at 2:30 p.m. for the following purposes:

     1. To elect five Directors.

     2. To ratify the selection of KPMG Peat Marwick LLP, independent certified public accountants, to audit the consolidated financial statements of UJB Financial Corp. and its subsidiaries for the year ending December 31, 1995.

     3. To consider and vote on a shareholder proposal.

     4. To consider and vote on a shareholder proposal.

     5. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors by resolution has fixed the close of business on February 27, 1995 as the record date and hour for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof.

     It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend, please sign, date and promptly mail the enclosed white Proxy. Please act today.


                                       By order of the Board of Directors,
                                       RICHARD F. OBER, JR.
                                       Secretary

March 9, 1995

     Please sign, date and promptly mail the enclosed white Proxy in the postage-paid envelope provided. If you plan on attending the Annual Meeting please so indicate on your proxy.

     Important Notice: All shareholders planning to attend the Annual Meeting should refer to the back cover for directions to the Annual Meeting site and for important information regarding procedures for admittance to the Annual Meeting.

                                PROXY STATEMENT

     The mailing address of the corporate headquarters of UJB Financial Corp. ("UJB") is P.O. Box 2066, Princeton, New Jersey 08543-2066, and the telephone number is (609) 987-3200.

     This Proxy Statement and the enclosed proxy are being sent to shareholders on approximately March 9, 1995. A copy of the 1994 Annual Report to Shareholders, including financial statements, is enclosed.

     The following information is furnished in connection with a solicitation of proxies by the Board of Directors for the Annual Meeting. Except for matters described in this Proxy Statement, the Board of Directors does not know of any matter that will or may be presented at the Annual Meeting. With respect to any proposals that may be presented at the Annual Meeting not currently known to the Board of Directors, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.

     A white proxy card is enclosed. Your vote is important and you are encouraged to return it by mail today. Each proxy submitted will be voted as directed; however, if not otherwise specified, proxies solicited by the Board of Directors will be voted for the Director nominees named herein, for the second proposal and against the third and fourth proposals set forth in the Notice of Annual Meeting of Shareholders and this Proxy Statement.

     If a shareholder is participating in UJB's Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan"), the shareholder will receive a single proxy covering both the shares of UJB common stock, par value $1.20 per share (the "Common Stock"), held by the shareholder in certificate form and the shares of Common Stock held by the Dividend Reinvestment Plan Administrator in the shareholder's Dividend Reinvestment Plan account. If a proxy is not returned, shares of Common Stock represented by the proxy, including any held under the Dividend Reinvestment Plan, will not be voted.

     Employees who hold Common Stock through participation in UJB's Savings Incentive Plan (the "Employee Savings Plan") will receive a separate card for use in providing voting instructions to the Employee Savings Plan's Trustee. Full shares held by the Employee Savings Plan will be voted by the Trustee in accordance with instructions received from participants. In the event such participants fail to return voting instructions, the Trustee will vote the participants' shares held in Sub-Fund B of the Employee Savings Plan in the manner deemed by the Trustee to be in the best interests of the beneficial owners of such shares, but the Trustee will not vote shares of such participants held in Sub-Fund E of the Employee Savings Plan.

     A proxy may be revoked by the person giving the proxy at any time prior to the close of voting. Prior to the Annual Meeting a proxy may be revoked by filing with the Secretary of UJB a written revocation or a duly executed proxy bearing a later date. During the Annual Meeting a proxy may be revoked by filing a written revocation or a duly executed proxy bearing a later date with the secretary of the Annual Meeting prior to the close of voting. Any shareholder of record may attend the Annual Meeting and vote in person, whether or not a proxy has previously been given.

     The close of business of UJB on February 27, 1995 has been fixed by the Board of Directors as the record date and hour for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On that date, there were 55,194,983 shares of Common Stock issued and outstanding, and there were no other voting securities of UJB outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

     In a Report on Schedule 13G for the year ended December 31, 1994 filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act") by Delaware Management Company, Inc. ("Delaware Management"), 1818 Market Street, Philadelphia, Pennsylvania 19103, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, Delaware Management reported ownership of 4,105,925 shares of UJB Common Stock on behalf of the several investment companies registered under
Section 8 of the Investment Company Act of 1940 known as the Delaware Group of Funds (the "Delaware Group") and the ownership of 1,904 shares of UJB Common Stock by Delaware Investment Counselors, Inc. ("Delaware Counselors"), an affiliated investment adviser (representing 7.439% and .0034%, respectively, of the shares of UJB Common Stock outstanding on February 27, 1995) for a beneficial ownership of an aggregate of 4,107,829 shares of UJB Common Stock (representing an aggregate of 7.4424% of UJB Common Stock outstanding on February 27, 1995). Delaware Management reported it held the following voting and investment powers over the shares beneficially owned by the Delaware Group:


          Sole Voting Power .............................  3,150,100
          Shared Voting Power ...........................     13,700
          Sole Investment Power .........................  3,996,825
          Shared Investment Power .......................    109,100

     Delaware Management did not report voting or investment powers with respect to the UJB Common Stock owned by Delaware Counselors.

     The foregoing information is furnished in reliance upon the information contained in the Report on Schedule 13G referred to above. To UJB's knowledge, there is no other person (as defined in Section 13(d)(3) of the Exchange Act) who owns five percent or more of the outstanding voting securities of UJB as of February 27, 1995.

     The following companies are subsidiaries of UJB and are sometimes referred to by means of the listed abbreviations:

     First Valley--First Valley Corporation
     FVBank--First Valley Bank
     UJBank--United Jersey Bank


                            1. ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of UJB divides the UJB Board of Directors into three classes, with each class of Directors serving a staggered term of three years. Each class of Directors must consist, as nearly as possible, of one-third of the number of Directors constituting the entire Board of Directors. Presently there are four Directors in Class I, five Directors in Class II and four Directors in Class III. The terms of the Directors in Class II expire at the 1995 Annual Meeting. Accordingly, at the 1995 Annual Meeting, five Class II Directors are to be elected to serve until the 1998 Annual Meeting and until their successors are elected and qualified. Set forth below, with respect to the nominees for election as Directors and the continuing members of the Board, are their names, ages, the year in which each first became a Director, their principal occupations during the past ten years and other positions. Each Director nominee is at present available for election as a member of the Board. If for any reason a Director nominee becomes unavailable for election, the proxies solicited by the Board of Directors will be voted for a substitute Director nominee selected by the Board of Directors or, at its option, the Board of Directors may reduce the number of Directors constituting the entire Board.

                               Director Nominees

                        Class II--Term Expiring in 1995



[PHOTO]        John G. Collins, 58, Director since 1986. Vice Chairman of the
          Board of UJB (since 1986) and UJ Bank (since 1994). Formerly Chairman of the Board (1983-1986), Director, President and Chief Executive Officer (1982-1986) of Commercial Bancshares, Inc. Trustee and former Chairman of the Board of Trustees (1992-1994) of St. Peter's College. Chairman of the Board of Hudson County Tax Research Council and UJB Financial Service Corporation. Director of Collier Services and UJBank (1978-1990, 1994-present). Trustee of Independent College Fund of New Jersey and Collier Services Foundation. Current and honorary Chairman and former Chairman (1993-1994) of the New Jersey Bankers Association.


[PHOTO]        Anne Evans Estabrook, 50, Director since April 25, 1994. Sole proprietor (since 1984) of Elberon Development Co. (real estate), President (since 1983) of David O. Evans, Inc. (real estate) and Director (since 1985) and Vice President (since 1987) of E'town Corporation (parent company of regulated water utility and real estate company). Former Director of Constellation Bancorp (1985-1994) and of National State Bank (1978-1994). Director of E'town Properties, Inc. (since 1987) and UJBank (since 1994). Trustee of Cornell University.


[PHOTO]        George L. Miles, Jr., 53, Director since February 16, 1994.
          President and Chief Executive Officer (since 1994) of QED Communications, Inc. (television and radio broadcasting and magazine publishing). Formerly Executive Vice President and Chief Operating Officer (1984-1994) of Thirteen/WNET (television broadcasting). Vice Chairman of the Board of Trustees of the Association of America's Public Television Stations. Trustee of Fairleigh Dickinson University. Director of Foundation for Minority Interests in Media, Inc.


[PHOTO]        Henry S. Patterson II, 72, Director since 1971. Director and
          President (since 1985) of E'town Corporation (parent company of regulated water utility and real estate company). Director (since
          1959) and former President (1973-1986) of Elizabethtown Water Company. Former Chairman (1985-1990) and Commissioner (1979-1990) of the State of New Jersey Commission of Investigation. Former Mayor (1962-1970) of Princeton Borough, New Jersey. Director of Mount Holly Water Company, UJBank (since 1967), and UJB Investor Services Co. (since 1983).


[PHOTO]        Raymond Silverstein, 67, Director since 1991. Consultant (since
          1989) and former Principal (1949-1989) of Alloy, Silverstein, Shapiro, Adams, Mulford & Co., P.C. (certified public accountants). Director (1970-1975, 1980-present) of UJBank. Formerly Chairman of the Board (1987-1994) of United Jersey Bank/South (predecessor bank to UJBank) Former Chairman of the Board of Kennedy Health Care Foundation. Former Trustee of John F. Kennedy Hospital and William Likoff Cardiovascular Institute of Hahneman University.

                                   Directors

                        Class III--Term Expiring in 1996



[PHOTO]        Robert L. Boyle, 59, Director since 1986. Representative (since
          1987) with the William H. Hintelmann Firm (realty and insurance) and Publisher Emeritus (since 1978) of The Dispatch (newspaper). Regent of St. Peter's College. Member of the State of New Jersey Supreme Court Disciplinary Oversight Committee. Trustee of Monmouth Chemical Dependency Corp., Oceanic Free Library, Parents Support Group of New Jersey and Director of UJBank (since 1964).


[PHOTO]        Elinor J. Ferdon, 58, Director since 1984. Volunteer
          professional. Director (since 1974), First Vice President (since 1993) and former Vice President (1987-1993) of the Girl Scouts of U.S.A. Trustee and President (since 1991) of World Foundation for Girl Guides and Girl Scouts, Inc. Vice Chair of Liberty Science Center and Hall of Technology. Trustee of Fairleigh Dickinson University and the National Urban League. Chair, Trustee Emeriti of Stoneleigh Burnham School. Director of UJBank (since 1976).


[PHOTO]        John R. Howell, 61, Director since 1988. Vice Chairman of the
          Board (since 1988) of UJB. Chairman of the Board (since 1983) and Director and Chief Executive Officer (since 1976) of First Valley. Chairman of the Board (since 1988), Director (since 1976) and Chief Executive Officer (1976-1990, 1994-present) of FVBank. Trustee of Moravian College and the Allentown Art Museum. Chairman of the Board of First Valley Leasing Inc., First Valley Life Insurance Company and Lehigh Securities Corporation.


[PHOTO]        Joseph M. Tabak, 62, Director since 1987. President and Chief
          Executive Officer (since 1991) of JPC Enterprises, Inc. (distributor of paper and plastic disposable products). Former Chairman (1988-1989) and former President (1971-1988) of Bunzl Distribution USA, Inc., Northeastern Division and predecessor Jersey Paper Company (distributor of paper and plastic disposable products). Trustee of St. Peter's Hospital Foundation and Highland Park Conservative Temple. Director of UJBank (since 1981).

                                   Directors

                        Class I--Term Expiring in 1997



[PHOTO]        T.J. Dermot Dunphy, 62, Director since 1984. Director, Chief
          Executive Officer and President (since 1971) of Sealed Air Corporation (protective packaging products and systems). Trustee of the Partnership for New Jersey. Sponsor, "I Have A Dream" Program, Paterson, New Jersey. Director of Public Service Enterprise Group, Inc. and UJBank (since 1981).


[PHOTO]        Fred G. Harvey, 66, Director since 1988. Director and Vice
          President (since 1983) of E & E Corporation (engineering consulting services). General Manager (1977-1983) of Bethlehem Steel Corporation. Director of the Retired Employee Benefit Coalition (REBCO) and FVBank (since 1981).


[PHOTO]        Francis J. Mertz, 57, Director since 1986. Trustee (since 1991)
          and President (since 1990) of Fairleigh Dickinson University. Trustee of the St. James Foundation, Independent College Fund of New Jersey. Director of Liberty Science Center and Hall of Technology, Association of Independent Colleges and Universities in New Jersey, National Association of Independent Colleges and Universities and UJBank (since
          1973).


[PHOTO]        T. Joseph Semrod, 58, Director since 1981. Chairman of the Board,
          Chief Executive Officer and President (since 1981) of UJB. Chairman of the Board (since 1981) and President and Chief Executive Officer (since 1994) of UJBank. Former Director (1984-1986) of Federal Reserve Bank of New York. Chairman of International Financial Conference. Trustee of the National Urban League. Trustee and former Chairman of The Partnership for New Jersey. Vice-Chairman of New Jersey State Chamber of Commerce.

                 BENEFICIAL OWNERSHIP OF UJB EQUITY SECURITIES
                      BY DIRECTORS AND EXECUTIVE OFFICERS


Common Stock

     Set forth below are the number of shares of UJB Common Stock beneficially owned by each Director of UJB, by each executive officer listed in the Summary Compensation Table and by all Directors and executive officers of UJB as a group as of February 27, 1995. The beneficial owners listed below hold sole voting and investment power over all shares listed, except as indicated.

                                                                      Percentage
                                                          Shares        of UJB
                                                       Beneficially     Common
                                                           Owned         Stock
                                                       ------------   ----------
Robert L. Boyle ......................................     76,690         .14%

John G. Collins ......................................    256,232         .47%

T.J. Dermot Dunphy ...................................     68,792         .13%

Anne Evans Estabrook .................................      1,990         .01%

Elinor J. Ferdon .....................................     15,522(3       .03%

John R. Haggerty .....................................    163,606(2)(4)   .30%

Fred G. Harvey .......................................      2,533(5)      .01%

John R. Howell .......................................    278,002(2)(6)   .50%

Francis J. Mertz .....................................     13,042(7)      .03%

George L. Miles, Jr. .................................      1,200(8)      .01%

Stephen H. Paneyko ...................................    214,389(2)(9)   .39%

Henry S. Patterson II ................................     14,115         .03%

T. Joseph Semrod .....................................    632,180(2)(10) 1.14%

Raymond Silverstein ..................................     10,907(11)     .02%

Joseph M. Tabak ......................................     50,014         .10%

All Directors and executive officers as a group (27) .  2,776,725(12)    4.88%

- -------------------
     (1) Includes 20,340 shares held in trusts for which Mr. Boyle serves as trustee, and 901 shares owned by Mr. Boyle's wife and 9,483 shares held by Mr. Boyle's wife as custodian over which Mr. Boyle disclaims voting and investment powers.

     (2) Includes shares which may be acquired within sixty days under one or more of UJB's Stock Option Plans as follows: Mr. Collins--169,545 shares, Mr. Haggerty--105,067 shares, Mr. Howell--166,180 shares, Mr. Paneyko--134,493 shares, Mr. Semrod--449,989 shares.

     (3) Includes 3,000 shares owned by Mrs. Ferdon's husband over which Mrs. Ferdon disclaims voting and investment powers.

     (4) Includes 19,561 shares owned jointly with Mr. Haggerty's wife over which Mr. Haggerty shares voting and investment powers.

     (5) Mr. Harvey owns all of these shares jointly with his wife and shares voting and investment powers with respect to these shares.

     (6) Includes 7,765 shares held by Mr. Howell's wife over which Mr. Howell disclaims voting and investment powers, 101 shares held by Mr. Howell as custodian for minor children and 17,834 shares which may be acquired immediately pursuant to options granted under the First Valley Incentive and Non-Qualified Stock Option Plans which were converted into options to purchase UJB Common Stock.

     (7) Includes 802 shares held by Mr. Mertz as custodian for minor children, 5,066 shares owned jointly with Mr. Mertz's wife over which Mr. Mertz shares voting and investment powers, and 164 shares owned by Mr. Mertz's wife and 919 shares owned by a family member living in the same household over which Mr. Mertz disclaims voting and investment powers.

     (8) Includes 200 shares owned by Mr. Miles' wife over which Mr. Miles disclaims voting and investment powers.

     (9) Includes 1,100 shares owned by Mr. Paneyko's wife, 2,201 shares owned by a family member living in the same household and 400 shares held by Mr. Paneyko's wife as custodian for a minor child over which Mr. Paneyko disclaims voting and investment powers, and 350 shares held by a minor child.

     (10) Includes 173 shares held by Mr. Semrod's wife as custodian for a minor child, 479 shares owned by Mr. Semrod's wife and 463 shares owned by a family member living in the same household over which Mr. Semrod disclaims voting and investment powers.

     (11) Includes 275 shares owned by Mr. Silverstein's wife over which Mr. Silverstein disclaims voting and investment powers and 586 shares owned by a partnership in which Mr. Silverstein is a general partner.

     (12) Voting and investment powers are shared as to 159,734 and disclaimed as to 29,142 of these shares. Includes 1,693,571 shares which may be acquired within 60 days under all Stock Option Plans.


Preferred Stock

     Currently issued and outstanding are 600,166 shares of UJB's Adjustable Rate Cumulative Preferred Stock Series B. Messrs. Boyle and Tabak beneficially own 300 and 1,000 shares, respectively, of the Series B Preferred Stock.


                          CORPORATE GOVERNANCE OF UJB


Duties of the Board Under State Law

     The laws of the State of New Jersey, where UJB is incorporated, provide that the business and affairs of a corporation shall be managed by or under the direction of its board of directors. The Board of Directors of UJB oversees the management of the business of UJB, determines corporate policies and appoints the chief executive officer and other officers of UJB.


Structure and Membership of the UJB Board

     The Restated Certificate of Incorporation of UJB contains a provision adopted by vote of the shareholders in 1990 which divides the UJB Board into three classes, each of which serves a three-year term. Presently, there are four Class I Directors, five Class II Directors (whose terms expire at the 1995 Annual Meeting) and four Class III Directors.

     In accordance with the long-standing practice of UJB's Board of Directors, more than a majority of the members of UJB's Board consists of nonemployee directors. Currently, of the thirteen members of the Board of Directors, ten are not employees of UJB or its subsidiaries. In addition to attendance at Board meetings (the Board met eight times during 1994) and Committee meetings as described below (Committees held 13 meetings in 1994), Directors discharge their responsibilities throughout the year by personal meetings and frequent telephone contact with UJB's executive officers and others regarding the business and affairs of UJB and its subsidiaries. All thirteen Directors additionally serve on one or more of the Boards of Directors of UJB's bank and nonbank subsidiaries.

Board Committees, Functions and Attendance

     To permit the Board of UJB to more efficiently discharge its duties, UJB has six standing Board committees, all of which held meetings in 1994: the Executive Committee, the Audit Committee, the Nominating Committee, the Compensation Committee, the Capital and Dividend Committee and the Acquisition Committee. Each of these Committees is chaired by a Director who is independent of the management of UJB and a majority of the membership of each Committee consists of Directors who are likewise independent of UJB management. In the case of three of the Committees, the Audit, the Nominating and the Compensation Committees, membership consists exclusively of Directors who are independent of UJB management. Committee membership and functions are set forth below:

     Executive. Chaired by Mr. Patterson and including Mrs. Ferdon and Messrs. Dunphy, Harvey, Miles, Silverstein and Semrod, this Committee held three meetings in 1994. The Executive Committee exercises the powers of the Board of Directors between meetings of the Board to the extent provided by law.

     Audit. Chaired by Mrs. Ferdon and including Mrs. Estabrook and Messrs. Boyle, Mertz, Patterson and Tabak, this Committee held five meetings in 1994. The Audit Committee recommends to the Board of Directors the engage-ment and discharge of independent CPAs, considers the range of audit and nonaudit fees, and reviews with the independent CPAs their annual audit plan and the results of their auditing activities. The Committee also reviews the general audit plan, scope, and results of UJB's procedures for internal auditing, the independence of the internal and external auditors, and the adequacy of UJB's internal control structure. In addition, the reports of examination of UJB and its subsidiaries by state and federal bank regulatory agencies are reviewed by the Committee.

     Nominating. Chaired by Mr. Mertz and including Mrs. Ferdon and Messrs. Boyle, Harvey and Silverstein, this Committee held one meeting in 1994. The Nominating Committee considers the appropriate size and makeup of the Board, recommends nominees to the Board for election as Directors and considers the performance of incumbent Directors in determining whether or not to nominate them for re-election.

     Compensation. Chaired by Mr. Patterson and including Mrs. Ferdon and Messrs. Dunphy, Harvey, Miles and Silverstein, this Committee held two meetings in 1994. This Committee recommends to the Board employment, promotion, and remuneration arrangements for senior management, officers, and Directors, recommends compensation plans in which officers, Directors and employees are eligible to participate, and grants benefits under such plans.

     Capital and Dividend. Chaired by Mr. Tabak and including Mrs. Estabrook and Messrs. Boyle, Collins, Harvey, Miles and Patterson, this Committee held one meeting in 1994. This Committee recommends capital programs and dividend policy for UJB to the Board.

     Acquisition. Chaired by Mr. Dunphy and including Mrs. Estabrook and Messrs. Howell, Mertz, Miles, Patterson, Silverstein and Tabak, this Committee held one meeting in 1994. This Committee reviews acquisition strategy and reviews and recommends to the Board proposals for significant acquisitions.

     Four Director nominees attended 100%, and the fifth Director nominee attended 93%, of the aggregate of Board meetings and meetings of Committees on which each served.


Nominations to UJB's Board

     The Nominating Committee will consider nominees recommended by shareholders. Nominations, including biographical information and a statement by the nominee that he or she is willing to serve if nominated, should be submitted to the Secretary by October 1 for consideration for proposal at the next annual meeting. UJB's By-Laws state that a nominee must own 1,000 shares of UJB Common Stock and be under the age of 73. A standing resolution of the Board states that if the personal circumstances of a Director change significantly from those in effect at the time of the Director's last election to the Board (such as retirement, a change in employment or circumstances arising which compromise the ability of the Director to perform as a director), the Director is expected to offer his or her resignation from the Board, but the Board retains the discretion to review the change in personal circumstances and determine whether it is in the best interests of UJB to accept or reject the offer of resignation. In addition, various state and federal laws prohibit officers and directors of certain financial institutions, public utility holding companies, and competitors of UJB from serving on UJB's Board. Details may be obtained from the Secretary.

     The By-Laws of UJB provide that nominations for the election of directors may be made at an annual meeting by any shareholder entitled to vote at the annual meeting but only if written notice of such intent, sent either by personal delivery or by United States mail, is received by the Secretary of UJB not later than 70 days in advance of the annual meeting. The notice must be set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that such holder is a holder of record of shares of UJB entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between such holder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such holder, (d) such other information regarding each nominee proposed by such holder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors and (e) the consent of each nominee to serve as a director of UJB if so elected and a representation by such nominee that such person, at the time of notification satisfies, and, on the date of the Annual Meeting and thereafter during the continuation of directorship, will satisfy, the qualifications for service as a director as set forth in Section 13 of Article III of the By-Laws. The By-Laws also provide that the chairman of the annual meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Remuneration of Outside Directors

     Outside Directors, i.e., Directors who are not employees of UJB, are paid $750 per Board and $750 per Committee and Subcommittee meeting attended. In 1994, each outside Director also received a $15,000 annual retainer. Mr. Patterson, Chair of the Executive and Compensation Committees, received an additional $10,000 annual retainer and Mrs. Ferdon, Chair of the Audit Committee, received an additional $5,000 annual retainer. Outside Directors who serve as directors of subsidiaries also receive fees from such subsidiaries, which vary in amount, with annual retainers, where paid by a subsidiary, ranging from $5,000 to $10,000 and fees for meetings attended ranging from $200 to $650. An outside Director may elect to defer payment of fees from UJB and its bank subsidiaries until reaching a stated age or until conclusion of service as a Director of UJB, with interest on deferred sums payable at the rate paid by UJBank for IRA and Keogh Accounts.

     A retirement plan for individuals who are outside Directors of UJB on the date their service as a UJB Director ends, provides that outside Directors with five or more years of service as a UJB Director (a "Vested Director") are entitled to receive annually, for ten years or the number of years served as a Director, whichever is less, commencing upon the Vested Director's attainment of age 65 and retirement from the UJB Board or upon the Vested Director's disability, payments equal to the highest annual retainer rate in effect at any time for service as a UJB Director during the two-year period immediately preceding the Vested Director's date of retirement or, if earlier, date of death or disability. The plan further provides that, in the event a Vested Director dies before receiving all benefits to which he or she is entitled, the Vested Director's surviving spouse is entitled to receive all benefits not received by the deceased Vested Director, commencing upon such Vested Director's death. Upon a Change in Control of UJB the plan provides that each Director then sitting on the UJB Board, notwithstanding the length of time served as a Director, becomes entitled to receive annually, for ten years or twice the number of years served as a Director, whichever is less, payments equal to the higher of (i) the Director's annual retainer at the time of the Director's termination of Board service, or (ii) the highest annual retainer in effect at any time during the two-year period immediately preceding the Change in Control, commencing on the latest to occur of (a) the termination of the Director's Board service, (b) attainment of age 65 or (c) any date designated by the Director prior to the Change in Control. The definition of Change in Control for purposes of the Plan parallels the definition of that term contained in the Termination Agreements discussed on pages 16 and 17 hereof.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed exclusively of Directors who are not, and have not been, officers or employees of UJB or any of its subsidiaries (collectively, the "Company"). It is presently chaired by Mr. Patterson, who also serves as Chair of the Executive Committee, and includes Mrs. Ferdon, Chair of the Audit Committee, Mr. Dunphy, Chair of the Acquisition Committee, and Messrs. Harvey, Miles and Silverstein. The Compensation Committee recommends to the Board the employment, promotion and remuneration of senior management, officers and Directors, recommends compensation plans in which officers, Directors and employees are eligible to participate, and grants benefits under such plans.

     One of the most important duties of the Compensation Committee is to determine the compensation of executives. UJB's executive compensation program is a coordinated and balanced program consisting of:

          o Salary and benefits;

          o Incentive cash compensation;

          o Annual stock option program; and

          o Long-term performance stock program (restricted stock).

     A number of elements are taken into account in determining an executive compensation program, including company size and performance, management philosophy, stock market price volatility, industry practices, company culture and organizational structure. A balance must be achieved among:

          o Aligning the executives' goals with the shareholders' goals of stock appreciation and yield;

          o The Company's goals of attracting, retaining and motivating the best possible executives in a cost-effective way; and

          o The executives' goals of maximizing the amount and certainty of compensation as well as security of position.

     The elements of the executive compensation program fulfill different purposes:

          The incentive cash feature stresses the importance of achieving specific goals each year.

          The stock option and restricted stock programs are intended to provide a long-term incentive to build the Company's business. They also serve as a strong motivator, a capital accumulation opportunity and a retention mechanism. Restricted stock awards are also tax deductible by the Company in most cases without incurring any cash outlay. By increasing the shareholdings of executives, the stock programs align the goals of UJB executives with those of UJB shareholders. These programs are submitted to the shareholders for approval prior to their implementation.

     By design, the present mix of the UJB executive compensation program is below the median of peers in cash bonus and above the median in long-term stock-related compensation. The Compensation Committee believes that this mix continues to provide an appropriate balance to maximize long-term shareholder interests. A stock-weighted compensation program represents more risk to the executive because the compensation decreases if the Company's stock price declines. However, there is potentially more reward if the stock does appreciate, reflecting the increasing reward to the shareholders.

     The principal components of the compensation program can be seen in the Summary Compensation Table on page 10 under the following column headings: "(c) Salary", "(d) Bonus", "(f) Restricted Stock Awards" and "(g) Securities Underlying Options/SARs". Reporting of awards under the long-term performance stock program is split between two of the foregoing headings: one-fifth of each annual award (the unrestricted stock portion) appears in the column titled "(d) Bonus" where it is aggregated with an executive's incentive cash bonus award, while four-fifths of each annual award (the restricted stock portion) appears under the general caption "Long Term Compensation" in the column titled "(f) Restricted Stock Awards". The last column of the Cash Compensation Table, "(h) All Other Compensation", aggregates the remaining miscellaneous forms of compensation, including the portion of term life insurance premiums taxable to executives under the Company life insurance program applicable to all employees and the employer matching contribution paid to the executive's accounts in the Employee Savings Plan, a profit sharing and retirement plan established under
Section 401(k) of the Internal Revenue Code of 1986 (the "Code"), pursuant to which the Company matches, subject currently with respect to 1995 to a maximum employer contribution of $4,500, 100% of voluntary contributions by an employee up to 3% of the employee's base salary. All employees are eligible to participate in the Employee Savings Plan after one year of service. Approximately 41% of the Employee Savings Plan's assets are invested in UJB Common Stock, further aligning the employees' interests with those of the shareholders.

     The Compensation Committee periodically utilizes surveys and advice provided by outside compensation consultants in arriving at and making adjustments to the total compensation package appropriate for the executive officers of the Company. The surveys considered by the Compensation Committee for this purpose are primarily peer industry surveys but cross-industry surveys are also reviewed. The peer companies included in the peer industry surveys are selected by the independent firms which conduct the surveys and consist of the commercial banks and bank holding companies operating primarily in the United States which are, generally, in the same asset size group as the Company.

     Current Study of Compensation Program. As a result of the comprehensive restructuring of the Company along four lines of business and the merging of its multiple bank subsidiaries into two banks, one each in New Jersey and Pennsylvania, during 1994, the Compensation Committee has accelerated its periodic review of the executive compensation program with the assistance of a nationally recognized outside compensation consultant. As part of this review and particularly in light of the recently enacted Section 162(m) ("Section 162(m)") of the Code, the Compensation Committee is evaluating the various forms in which compensation are paid, the allocation between cash and stock-related compensation and the stated purposes and objectives of the executive compensation program in order to continue compensating executives in the restructured Company appropriately. The Compensation Committee is seeking to determine whether the formularized compensation practices required to satisfy the preconditions for tax deductibility contained in Section 162(m) will significantly reduce or eliminate the Compensation Committee's flexibility in incenting executive officers and rewarding them for their performance in the rapidly changing, highly competitive financial services marketplace. The review will include an evaluation of the degree to which the tax deductibility of compensation paid to the Chief Executive Officer, and possibly a limited number of others listed on the Company's Summary Compensation Table, should become a goal of the executive compensation program.

                                            SUMMARY COMPENSATION TABLE
                                                                                        Long Term Compensation
                                                                                 --------------------------------------
                                                    Annual Compensation                         Awards
                                             ----------------------------------  --------------------------------------
       (a)                              (b)     (c)        (d)         (e)          (f)           (g)          (h)
                                                                      Other                    Securities
                                                                      Annual     Restricted    Underlying   All Other
                                                                     Compen-       Stock        Options/     Compen-
Name and Principal Positions           Year  Salary($) Bonus($)(1) sation($)(2)  Awards($)(3)    SARs(#)   sation($)(4)
- ----------------------------           ----  --------  ----------  ------------  ------------  ----------  ------------
T. Joseph Semrod                       1994  $673,750  $414,400      $ --        $237,600       58,000       $14,602
  Chairman of the Board, CEO           1993   665,000   284,350        --         225,400       58,000        16,140
  and President of UJB and UJBank      1992   646,250   207,108        --         296,432       58,000        15,627

John G. Collins                        1994   311,850   154,355        --          57,420       20,000        10,899
  Vice Chairman of the Board           1993   297,850   110,720        --          54,880       20,000        12,195
  of UJB and UJBank                    1992   286,250    65,713        --          66,850       18,000        11,048

John R. Howell                         1994   305,250   150,855        --          57,420       20,000        10,779
  Vice Chairman of the Board of UJB;   1993   292,750   100,720        --          54,880       20,000        11,632
  Chairman of the Board and CEO        1992   281,250    71,603        --          66,850       18,000         8,868
  of First Valley and FVBank

Stephen H. Paneyko                     1994   259,150   118,638        --          44,550       16,000         8,610
  Senior Executive Vice President      1993   248,400    80,280        --          43,120       16,000         9,978
  --Commercial Banking of UJB          1992   238,750    55,713        --          66,850       14,000         8,114
  and UJBank

John R. Haggerty                       1994   247,400   113,138        --          44,550       16,000         4,703
  Senior Executive Vice President      1993   237,150    83,780        --          43,120       16,000         8,327
  --Finance of UJB and UJBank          1992   228,000    49,606        --          50,424       14,000         7,889


- ---------------------
(1) Includes value of one-fifth of performance stock award and any cash bonus, both of which are paid in the fiscal year following the fiscal year for which they are reported.

(2) Perquisites and other personal benefits, securities or property paid during the indicated fiscal year did not exceed, with respect to any named executive officer, the lesser of $50,000 or 10% of the annual salary and bonus reported in the table for that individual, and are therefore excluded from "Other Compensation".

(3) The total number of restricted shares held and their aggregate market value as of December 31, 1994 are as follows: Mr. Semrod: 34,310 shares, $834,162; Mr. Collins: 7,444 shares, $180,982; Mr. Howell: 7,276 shares, $176,898; Mr.
    Paneyko: 6,508 shares, $158,226; Mr. Haggerty: 5,924 shares, $144,027.


    Restricted stock awards (indicated in shares) which provided for vesting in less than three years were as follows:

                                   1992             1993              1994
                             ---------------  ----------------  ---------------
  Vesting Period             1 Year  2 Years  1 Year   2 Years  1 Year  2 Years
  --------------             ------  -------  ------   -------  ------  -------
    T.J. Semrod               3,104   3,104    2,300    2,300    2,400   2,400
    J.G. Collins                700     700      560      560      580     580
    J.R. Howell                 700     700      560      560      580     580
    S.H. Paneyko                700     700      440      440      450     450
    J.R. Haggerty               528     528      440      440      450     450


    Dividends are paid on all restricted shares held by the named executive officers.


(4) Amounts listed under "All Other Compensation" for 1994 include Company contributions to the Employee Savings Plan ("SIP") and the dollar value of insurance premiums paid with respect to term life insurance (INS) for the named executive officers as follows: Mr. Semrod: SIP - $2,925, INS - $11,677; Mr. Collins: SIP - $2,925, INS - $7,974; Mr. Howell: SIP - $2,910,
    INS - $7,869; Mr. Paneyko: SIP - $2,925; INS-$5,685; Mr. Haggerty: SIP - $2,925, INS - $1,778.


     Salary. Base salaries for executive officers, when initially set, are generally dependent upon peer industry salaries paid for comparable positions (as reflected in peer industry salary surveys) and correlate generally to the size of the organization. The responsibilities to be undertaken and the experience level of the particular executive officer are also taken into consideration when setting a salary. The Compensation Committee seeks to maintain average executive officer salaries near peer industry medians. With respect to increases in base salaries, the overall general performance of the Company for a given year, as well as trends in the economy and the banking industry, are taken into account in arriving at a percentage increase which is applied Company-wide as a guideline to the merit salary increases of all employees, including executive officers. Deviations from the guideline percentage are permitted in cases of exceptionally superior or inferior performance and to correct significant variances from marketplace salaries. A guideline percentage of 4.5% was applied to general salary increases during 1994 and the guideline percentage of four percent will be applied to general salary increases during 1995.

     Cash Bonus. Cash bonuses are awarded pursuant to the Incentive Plan, a short-term plan adopted in 1982. The Incentive Plan provides for awards of cash bonuses to key officers of the Company at the conclusion of a fiscal year based on the Company's performance in relation to goals set for the Company at the beginning of the year, the Company's performance compared to peers, and the individual contributions of the officers involved and their profit centers. The aggregate amount of bonuses may not exceed 50% of aggregate participants' salaries and no bonuses will normally be paid when the after-tax income of the Company is less than 7% of average capital for the year, subject to the right of the Compensation Committee to make exceptions when deemed warranted.

     The Compensation Committee periodically uses surveys and recommendations provided by outside compensation consultants to establish percentages of base salary representing a cash bonus guideline for executive officers and ranges for permissible deviations above and below that guideline. In determining the amount of cash bonus to award executive officers for a particular year, the Compensation Committee evaluates the Company's performance (as a percentage of the performance deemed desirable by the Compensation Committee) for that year using four evaluation categories and pays a cash bonus equal to the rating percentage times the cash bonus guideline (but no higher than the maximum and no lower than the minimum in the guideline range). The four evaluation categories are: financial and strategic plans, earnings growth rate, financial performance compared to industry peers in the Company's geographic region and restructuring and positioning objectives. The Compensation Committee assigns relative weights to these categories each year which reflect, in its judgment, as of that year, the relative importance of each category to the long-term financial prospects of the Company. In arriving at the bonus paid with respect to 1994, the Compensation Committee determined that the Company had performed at a level equal to 126% of the performance deemed desirable for payment of the cash bonus guideline and paid a cash bonus within the cash bonus guideline range equal to 126% of the cash bonus guideline.

     Stock Bonus and Long Term Compensation. To encourage growth in shareholder value the Compensation Committee believes that senior executives who are in a position to make a substantial contribution to the long-term success of the Company should have a significant stake in the Company and its on-going success. An equity position in the business focuses attention on managing the Company as an owner. To encourage growth in shareholder value, the stock component of the executive compensation program includes a long-term performance stock program and a stock option program. These stock-based programs are designed to mature and grow in value over time and for that reason represent compensation which is attributable to service over a period of time.

     The Long-Term Performance Stock Program is designed to reward executives who meet predetermined goals and retain the executives by paying out stock over a period of time. Pursuant to regulations of the SEC, one-fifth of an annual performance stock award, the unrestricted portion, is reported as annual compensation in column (d) of the Summary Compensation Table. The remaining four-fifths of an annual performance stock award, the restricted portion, vests in equal annual installments over the four years following an award and is reported as long-term compensation in column (f) of the Summary Compensation Table. The Compensation Committee periodically utilizes surveys and recommendations provided by outside compensation consultants to establish a long-term performance stock guideline and ranges for permissible deviations above and below this guideline. Following the end of a fiscal year and based on the foregoing the Chief Executive Officer determines an appropriate long-term performance stock award recommendation for each executive officer. The Compensation Committee then weighs as it deems appropriate the performance of each executive officer and the evaluation and recommendation of the Chief Executive Officer and makes a long-term performance stock grant after taking into account the overall performance of the Company or one or more elements thereof or such other factors as the Compensation Committee considers relevant. As a result of the internal restructuring (referred to in the section of this Report titled "Current Study of Compensation Program") which changed the Company from a multibank, subsidiary-based holding company into an organization structured along lines of business and lines of service, the Compensation Committee elected to adopt a transitional methodology for the award of performance stock to executives based on their 1994 service to the Company. In view of the need to conduct business during the restructuring while developing new policies, procedures, methods of operation and lines of responsibility, the Compensation Committee elected to base awards on the contribution made by each executive officer to the success of the restructuring. Seventy-three senior officers participated in the January 1995 grant applicable to services rendered in 1994, receiving an aggregate of 67,920 shares.

                                      Options/SAR Grants in Last Fiscal Year
                                                                                                Alternative to
                                                                                                 (f) and (g):
                                                                                               Grant Date Value
                                                                                               ----------------
 (a)                                         (b)           (c)         (d)          (e)              (f)
                                                       Percent of
                                          Number of       Total
                                         Securities   Options/SARs  Exercise
                                         Underlying    Granted to      or
                                        Options/SARs  Employees in Base Price   Expiration         Grant Date
Name                                     Granted(3)    Fiscal Year  ($/Sh)(2)      Date       Present Value ($)(3)
- ----                                    ------------ ------------- ----------   ----------    --------------------
T. Joseph Semrod (CEO) ..................  58,000          13%      $24.6875    1/31/2004          $439,586
John G. Collins .........................  20,000           4%       24.6875    1/31/2004          $151,581
John R. Howell ..........................  20,000           4%       24.6875    1/31/2004          $151,581
Stephen H. Paneyko ......................  16,000           4%       24.6875    1/31/2004          $121,265
John R. Haggerty ........................  16,000           4%       24.6875    1/31/2004          $121,265

- ---------------
(1) The stock option grants listed in this table are reported as 1993 compensation on the Summary Compensation Table.

(2) Exercise price equals 100% of the fair market value of a share of UJB Common Stock on the grant date, which was January 21, 1994 for all options listed above. All listed options are nonqualified options, become exercisable one year from the date of grant and terminate upon a termination of employment, except termination of employment occurring due to death, disability, retirement or dismissal without cause.

(3) Black-Scholes Option Pricing Model used. The Black-Scholes value based on three years of monthly stock prices and dividends was .307. The assumptions used to arrive at that value were: 3-year stock price volatility of .294; 3-year dividend yield of 3.5%; 10-year option term; 5.9% risk-free rate of return.


                 Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

   (a)                               (b)              (c)               (d)          (e)           (f)           (g)
                                                                        Number of Securities       Value of Unexercised
                                                                       Underlying Unexercised          In-the-Money
                                                                            Options/SARs               Options/SARs
                                                                           at FY-End(#)(1)            at FY-End($)(1)
                                                                    --------------------------  --------------------------
                              Shares Acquired
Name                           on Exercise(#)   Value Realized($)   Exercisable  Unexercisable  Exercisable  Unexercisable
- ----                          ---------------   -----------------   -----------  -------------  -----------  -------------
T. Joseph Semrod (CEO)            14,343           $188,651           403,891       83,886      $3,191,904     $129,631
John G. Collins                       --                 --           144,640       29,040       1,059,477       35,595
John R. Howell                    45,965            883,969           164,014(2)    20,000       1,291,602(2)         0
Stephen H. Paneyko                 3,487             56,107           118,493       16,000         888,666            0
John R. Haggerty                   6,150             76,719            89,067       16,000         826,680            0

- ---------------
(1) Year-end 1994 numbers and values exclude options granted in January 1995, which are reported as 1994 compensation on the Summary Compensation Table.

(2) Includes options granted by the predecessor corporation to First Valley prior to its acquisition by the Company in 1988, which options were converted in the acquisition to options to purchase stock of the Company.

     Stock options are a performance-motivating incentive because they have no value unless the Company's stock price increases. Surveys and recommendations provided by outside compensation consultants are periodically used by the Compensation Committee to establish stock option guidelines (determined in number of options), and ranges of permissible deviations above and below those guidelines, for each salary level of senior officer at UJB and each of its subsidiaries. The Compensation Committee, on a subjective basis and entirely within its discretion, then evaluates the overall financial performance of the Company, or any element thereof, and determines whether to grant options in accordance with the stock option program guidelines or amounts greater than or less than the guidelines. The Compensation Committee does not generally consider currently outstanding and previously granted options when making grants. The Compensation Committee does consider the aggregate size of current grants when making individual grants.

     The stock option program is designed with a broad scope to align the interests of a large number of employees with shareholder interests. A total of 490 current employees hold one or more stock options granted with respect to the current year or to prior years. This amounts to 9% of the full-time work force. With respect to stock options granted in January 1995 for services rendered in 1994, 371 employees received options on 487,250 shares. Set forth in the Sum-mary Compensation Table are the stock option grants made in January 1995 to the five named executive officers for services rendered in 1994. The table titled "Option Grants in Last Fiscal Year" sets forth (pursuant to SEC requirements) the stock option grants made to the five named executive officers in 1994 for services rendered in 1993.

     To further encourage employee ownership of UJB Common Stock the Company offers a payroll deduction plan which facilitates employee purchases of UJB Common Stock through the Dividend Reinvestment Plan (at a fair market value determined in accordance with the terms of the Dividend Reinvestment Plan).

     Chief Executive Officer. In general, Mr. Semrod's compensation is determined in the same manner as that of other senior executives, as described above. In determining Mr. Semrod's cash bonus, stock option grant and long-term performance stock award for 1994, the Compensation Committee, in addition to the surveys and recommendations of compensation consultants previously cited and in accordance with the practices and procedures described above, subjectively considered the following events in arriving at the grants and awards reported for Mr. Semrod in the Summary Compensation Table:

          Completion of the major organizational restructuring of the Company centering on core lines of business and service and a consolidation of member banks into a single bank in each of New Jersey and Pennsylvania resulting in continuing improvements in operational efficiency.

          An expansion of the Company's retail franchise through the merger of VSB Bancorp, Inc. into UJB on July 1, 1994 and the acquisition of Palisade Savings Bank, FSB by UJB on September 16, 1994.

          Net income in 1994 increased 57.9 percent over 1993, continuing four years of sustained earnings growth and permitting further increases in the Company's return on assets and return on common equity.

          Nonperforming loans decreased during 1994, producing fourteen consecutive quarters of declining nonperforming loans.

     Compensation Deductibility Limitation. In 1993, the Code was amended to add
Section 162(m), which limits to $1 million the amount that a publicly-held corporation such as UJB can deduct for compensation paid to certain senior executive officers (the "deductibility limitation"). Proposed regulations promulgated in December, 1993 and repromulgated in revised form in December, 1994 by the Internal Revenue Service (the "Service") interpreting this provision of the Code to exempt certain compensation expenses ("exempt compensation expense") from the deductibility limitation, principally: compensation attributable to stock options granted at fair market value pursuant to a plan that has received shareholder approval and satisfied certain other requirements ("exempt options"), compensation payable solely on account of the attainment of one or more objective performance goals established by a compensation committee prior to the commencement of the service to which the performance goals relate, or within 90 days of such commencement, and at a time when it is substantially uncertain whether the performance goals will be met ("performance compensation") and compensation paid pursuant to written binding contracts in effect on February 17, 1993 and not materially modified after that date ("grandfathered contracts").

     Option grants reportable in column (g) of the Summary Compensation Table do not produce taxable income to the executive officer, or a potential deductible compensation expense to UJB, until the option is exercised by the executive officer at a time when the market price of the UJB Common Stock underlying the option exceeds the exercise price of the option. All of UJB's currently outstanding options are exempt options and therefore will produce exempt compensation expense for UJB upon their exercise. In addition, all future options granted under UJB's 1993 Incentive Stock and Option Plan (the "1993 Plan") prior to UJB's 1997 Annual Meeting of Shareholders, assuming no material modifications to the 1993 Plan occur prior to that meeting, will also be exempt options and produce exempt compensation expense for UJB upon their exercise. Restricted stock awards reportable in column (f) of the Summary Compensation Table do not generate taxable income to the executive officer, or a potential deductible compensation expense to UJB, until restrictions on the awarded shares lapse. Restricted stock awards made prior to February 17, 1993 qualify as grandfathered contracts and will thus generate exempt compensation expense for UJB in the year restrictions on such awarded shares lapse. Restricted stock awards made after February 17, 1993 and prior to the date of this proxy statement do not qualify as exempt compensation expense and thus will be subject to the deductibility limitation, if applicable, as restrictions on such shares lapse. Restricted stock awards made subsequent to the date of this proxy statement but prior to UJB's 1997 Annual Meeting of Shareholders could qualify as exempt compensation expense if such awards were made in accordance with the exemptive conditions of the proposed regulations for performance compensation under Section 162(m). Compensation reported in columns of the Summary Compensation Table other than (g) do not currently qualify as exempt compensation expense and thus are subject to the deductibility limitation to the extent paid in 1994 and thereafter, to the extent the deductibility limitation is applicable.

     The Compensation Committee has determined that under UJB's current compensation program and at UJB's current levels of executive compensation the deductibility limitation may, if at all, restrict the deductibility of compensation paid to only one of UJB's named executive officers and that the effect on the Company, if such occurs, should be negligible. Based upon (i) this determination; (ii) the fact that the Service's proposed regulations have been amended in proposed form and not yet finalized, (iii) the existence of the transition period under the Code and regulations which provide for deductibility of option grants and performance stock awards under the current executive compensation program until UJB's 1997 Annual Meeting of Shareholders, and (iv) the fact that the Company is in the middle of a comprehensive review of its incentive compensation plans (see "Current Study of Compensation Program" earlier in this Report), the Compensation Committee has not taken action to amend the existing programs.


Respectfully submitted,


Henry S. Patterson II, Chairman

T. J. Dermot Dunphy, Elinor J. Ferdon, Fred G. Harvey, George L. Miles, Jr. and Raymond Silverstein



                            STOCK PERFORMANCE GRAPH

     Set forth below is the five year Cumulative Total Return stock performance graph for (i) UJB Common Stock, (ii) the Media General ("MG") Mid-Atlantic Bank Group Index, an industry index encompassing virtually all publicly traded banking companies in New York, New Jersey, Pennsylvania, Delaware, Maryland and the District of Columbia (140 companies) and (iii) the New York Stock Exchange ("NYSE") Market Value Index, a broad market index covering all stocks listed on the NYSE.


      UJB Financial, NYSE Market Value Index & MG Mid-Atlantic Bank Group
                 Comparison of 5 Year Cumulative Total Return*


                        UJB                        Bond
                     Financial    Industrial      Market
                       Corp.        Index         Index
                     ---------    ----------      ------
     1989 ..........  100           100           100
     1990 ..........   40.97         77.82         95.92
     1991 ..........   88.99        103.56        124.12
     1992 ..........  153.88        129.69        129.96
     1993 ..........  156.37        161.11        147.56
     1994 ..........  162.92        152.95        144.69


Assumes $100 invested on January 1, 1990

* Total Return assumes reinvestment of dividends

            ADDITIONAL INFORMATION REGARDING DIRECTORS AND OFFICERS

     Some executive officers, Directors and nominees for election as Director of UJB and their associates have deposit accounts with one or more of UJB's bank subsidiaries and may also have transactions with one or more subsidiaries, including loans, in the ordinary course of business. All loans in excess of $60,000 to executive officers and Directors and their associates were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     Messrs. Boyle, Haggerty, Harvey, Mertz, Patterson, Semrod, Skidmore and Tabak and Mrs. Ferdon as well as UJB were defendants in a purported class action and derivative lawsuit brought by plaintiffs who were alleged to have owned or purchased UJB's securities from approximately February 1, 1988 through July 1990. Violations were alleged of Sections 10(b), 14(a) and 20 of the Exchange Act and rules of the Securities and Exchange Commission (the "SEC") thereunder, Sections 11, 12 and 15 of the Securities Act of 1933 (the "Securities Act") and New Jersey common law. The suit was commenced in United States District Court for the District of New Jersey, Trenton, on April 5, 1990. The suit alleged that UJB's reserves for loan losses were inadequate, resulting in inaccurate financial statements, and that the defendants made misleading positive statements about UJB's financial condition and failed to disclose negative information about UJB's lending policies, operations and finances, thus artificially inflating UJB's earnings and the prices of UJB's securities. The suit further alleged that UJB's internal credit review and controls were inadequate. As permitted by New Jersey law, the expenses of the individual defendants were advanced by UJB. The Board and management of UJB believed the allegations contained in the lawsuit to be lacking in merit but entered into an agreement to settle the lawsuit in 1994 for $3.65 million, the effectiveness of which is conditioned on court approval, to avoid further burdens to UJB, its management and employees and the further expenses of litigation. A portion of this settlement is expected to be recovered through insurance carried by the Company and the remaining balance has been fully reserved. Notices of the settlement have been mailed to members of the class and it is not known at this time whether any members of the class will object to or will opt out of the settlement and seek to maintain individual actions based on the cited allegations.

     Section 16(a) of the Exchange Act requires UJB's executive officers and directors, and any persons owning ten percent or more of a registered class of UJB's equity securities, to file initial statements of beneficial ownership (Form 3), statements of changes in beneficial ownership (Form 4) and annual statements of beneficial ownership (Form 5) with the SEC and the NYSE. Persons filing such statements are required by SEC regulation to furnish the Company with copies of all such beneficial ownership statements filed under Section 16(a) of the Exchange Act.

     Based solely on its review of the copies of beneficial ownership statements received by it, or written representations from certain reporting persons that no beneficial ownership statements were required for those persons, UJB believes that during 1994 all beneficial ownership statements under Section 16(a) of the Exchange Act which were required to be filed by executive officers and directors of UJB in their personal capacities were filed in a timely manner, with two exceptions: In two instances clerical oversights in the Corporate Secretary's Department resulted in a delay in the filing of initial beneficial ownership reports on Form 3 for John J. O'Gorman and Gary F. Simmerman from July, 1994 to January, 1995. Neither individual engaged in reportable transactions during the period of the delay.

                  CERTAIN INFORMATION AS TO EXECUTIVE OFFICERS

Employment Agreement

     UJB entered into an employment contract with Mr. Semrod when he joined UJB in 1981. This contract renews annually for a one-year term, unless the contract is terminated for cause or due to disability or death, or notice of nonrenewal is given 120 days prior to its April 2d anniversary date. No notice of nonrenewal has been given. The contract provided for a minimum base salary of $200,000 per annum, subject to periodic review to reflect the impact of inflation, performance, and competitive compensation levels. Mr. Semrod's contract also provides for a cash bonus formula; however, since the establishment in 1982 of the Incentive Plan which provides for bonuses to key employees of UJB and its subsidiaries, Mr. Semrod's bonus has been calculated and paid under that Plan rather than under the contractual formula.

Executive Severance Plan

     In 1986 the UJB Board adopted the UJB Executive Severance Plan for the purposes of enhancing the ability of UJB to retain existing management and attract new executives and rewarding key executives for their service to the Company with reasonable compensation in the event of a termination of their employment under any of the circum-stances set forth in the Plan. Key executives of the Company are eligible to be selected as Plan participants. The UJB Board has selected the following executive officers to be Plan participants: T. Joseph Semrod, John G. Collins, John R. Howell, Stephen H. Paneyko, John R. Haggerty, Larry L. Betsinger, Alfred
M. D'Augusta, William F. Flyge, William J. Healy, James J. Holzinger, Sabry J. Mackoul, John J. O'Gorman, Richard F. Ober, Jr., Dennis Porterfield, Alan N. Posencheg, Gary F. Simmerman and Edmund C. Weiss, Jr. Their period of participation will expire as of December 15, 1999.

     The Plan provides that, in the event a participant's employment is terminated by the Company, other than for Cause (as defined below), death, disability or retirement, or by the participant for Good Reason (as defined below), the participant is entitled, for a period of not less than 18 months and not more than 24 months, or, if earlier, until the participant's death, disability or retirement, to receive payments based upon the highest rate of base salary in effect for the participant during the 12-month period preceding the notice of termination and to remain an active participant in all employee benefit plans available to employees generally. The participant is also entitled to receive a prorated annual bonus for the year in which terminated, and to continue receiving perquisites for 12 months. The salary and employee benefit plans continuation period would be 24 months for Mr. Semrod and 18 months for all other current participants.

     For purposes of the Plan, "Cause" is defined to mean any of the following:
(i) the willful commission of an act that causes or that probably will cause substantial economic damage to the Company or substantial injury to its business reputation; (ii) the commission of an act of fraud in the performance of the participant's duties; (iii) a continuing willful failure to perform the duties of the participant's position with the Company or (iv) the order of a bank regulatory agency or court requiring the termination of the participant's employment. Willfulness is defined to be an act or failure to act done not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

     "Good Reason" for purposes of the Plan is defined to mean any of the following: (i) the assignment of duties which are inconsistent with, or the failure to assign duties which are consistent with, the participant's then current title and salary grade; (ii) removal of the participant from, or any failure to reappoint or reelect the participant to, the highest title held by him or her during the previous six-month period; (iii) a reduction in the participant's salary or the failure to grant increases in the participant's salary comparable to those granted executives of the Company of comparable title, salary grade and performance ratings; (iv) locating the participant's office anywhere other than at UJB's (or a subsidiary's) principal executive offices and (v) the failure by the Company to provide welfare benefits and perquisites substantially the same as or comparable to those presently provided to the participant.

     In the event a participant becomes entitled to the benefits described above and the participant subsequently obtains other employment, the participant's entitlement to the above-described benefits ceases and the participant becomes entitled to receive instead a lump sum payment equal to 50% of remaining base salary that would otherwise have been payable to the participant.

Termination Agreements

     The Board of Directors has approved Termination Agreements with certain executive officers of UJB for the purposes of enhancing the ability of UJB to retain existing management and attract new executives and of rewarding key executives for their service to the Company with reasonable compensation in the event their employment is terminated as provided in the Termination Agreements. In the Termination Agreements, each officer has agreed that in the event any person or entity takes certain steps designed to effect a Change in Control (as defined below) of UJB, he will continue to perform his regular duties and services for the Company until such person or entity has abandoned or terminated efforts to effect a Change in Control or until a Change in Control has occurred. The following executive officers are currently parties to Termination Agreements with UJB: Messrs. Semrod, Collins, Howell, Paneyko, Haggerty, Betsinger, D'Augusta, Flyge, Healy, Holzinger, Mackoul, O'Gorman, Ober, Porterfield, Posencheg, Simmerman and Weiss. The Termination Agreements provide that if, within three years after a Change in Control of UJB, the officer's employment with the Company is terminated by the Company, other than for Cause (as defined below), death, disability or retirement, or by the officer for Good Reason (as defined below), the officer is entitled to receive (i) a lump sum cash payment equal to one year's base salary at his highest rate in effect during the 12-month period preceding the notice of termination (not to exceed 2.99 times the average of the officer's annual compensation payable for the five years immediately preceding the Change in Control), and (ii) upon retirement an amount of total retirement benefits equal to that which the officer would have received from retirement plans of, or employment contracts with, the Company if his employment had continued for three years beyond his termination date or until his retirement, if earlier, and his rights were fully vested. The amount by which retirement benefits payable under the Termina-tion Agreements exceeds the amount of retirement benefits otherwise payable to the officers represents an unfunded obligation of the Company for which no amounts have been set aside or accrued. A Termination Agreement terminates if the officer voluntarily ends his employment during any period when no effort to effect a Change in Control of UJB is then in progress.

     To come within the terms of the Termination Agreements the Change in Control of UJB must occur, or efforts designed to lead to a Change in Control of UJB must commence, before December 29, 1996. A "Change in Control" of UJB is defined to mean: (i) the acquisition by any person of beneficial ownership of 33 1/3% or more of the combined voting power of UJB's outstanding securities;
(ii) a change in the composition of majority membership of the Board of Directors over any two-year period; (iii) a change in ownership of UJB such that UJB becomes subject to the delisting of its Common Stock from the NYSE; (iv) the approval by the Board of the sale of all or substantially all of the assets of UJB and (v) the approval by the Board of any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i), (ii) or (iii) above.

     The definition of "Cause" for purposes of the Termination Agreements parallels the definition of that term in the Executive Severance Plan described above. "Good Reason," for purposes of the Termination Agreements, is defined to mean: (i) the assignment of duties which are materially different or require substantially more business travel than duties prior to the Change in Control or which represent a significant reduction in authority and responsibility;(ii) removal from, or failure to reappoint or reelect the officer to the highest office held in the six months prior to the Change in Control; (iii) a reduction in the officer's salary or the failure to grant increases in salary comparable to those granted officers of comparable title, salary grade and performance ratings; (iv) the relocation of UJB's principal executive offices outside New Jersey, a change in the officer's base location to anywhere other than the Company's principal executive offices or the failure to pay reasonable relocation expenses where the officer has agreed to a relocation; (v) the failure to provide the officer with benefits and perquisites the same as or comparable to those received prior to the Change in Control or (vi) the failure of UJB to obtain the express written assumption of a Termination Agreement by any successor to UJB.

Pension Plans

     UJB maintains a noncontributory pension plan, qualified as a "defined benefit" pension plan under the Code, which applies to salaried employees, including executive officers, of UJB and its subsidiaries (the "Basic Plan"). Due to certain benefit restrictions placed on the Basic Plan by the Code, UJB also maintains a retirement restoration plan and a supplemental retirement plan applicable to all salaried employees covered by the Basic Plan (the "Supplemental Plans"). The following table sets forth the estimated total annual pension benefits payable under the Basic Plan and the Supplemental Plans at normal retirement (age 65) at the Years of Credited Service and salary levels indicated:

                                                 PENSION PLAN TABLE

                                                          Annual Benefit for Years of Credited
         Highest Average Yearly                               Service Indicated (a) (b)
            Base Salary of            ------------------------------------------------------------------------
         Consecutive 60 Months        15 Years        20 Years        25 Years       30 Years         35 Years
         ---------------------        --------        --------        --------       --------         --------
  $125,000 ......................      $ 36,334        $ 48,445        $ 60,556       $ 72,667        $ 75,000
                                                                                                       (84,778)
  $150,000 ......................        43,834          58,445          73,056         87,667          90,000
                                                                                                      (102,278)
  $200,000 ......................        58,834          78,445          98,056        117,667         120,000
                                                                                                      (137,278)
  $250,000 ......................        73,834          98,445         123,056        147,667         150,000
                                                                                                      (172,278)
  $300,000 ......................        88,834         118,445         148,056        177,667         180,000
                                                                                                      (207,278)
  $400,000 ......................       118,834         158,445         198,056        237,667         240,000
                                                                                                      (277,278)
  $450,000 ......................       133,834         178,445         223,056        267,667         270,000
                                                                                                      (312,278)
  $500,000 ......................       148,834         198,445         248,056        297,667         300,000
                                                                                                      (347,278)
  $600,000 ......................       178,834         238,445         298,056        357,667         360,000
                                                                                                      (417,278)

                                       18



                                                          Annual Benefit for Years of Credited
         Highest Average Yearly                               Service Indicated (a) (b)
            Base Salary of            ------------------------------------------------------------------------
         Consecutive 60 Months        15 Years        20 Years        25 Years       30 Years         35 Years
         ---------------------        --------        --------        --------       --------         --------
  $700,000 ......................       208,834         278,445         348,056        417,667         420,000
                                                                                                      (487,278)
  $800,000 ......................       238,834         318,445         398,056        477,667         480,000
                                                                                                      (557,278)

- -----------------
(a) Years of Credited Service are defined by the plan as years of full-time employment after the employee has attained age 21.
(b) Amounts in parentheses ( ) are amounts payable where the 60% limit of the Basic Plan does not apply.

     Covered compensation, except as described below with respect to Mr. Howell, includes only base salary and is identical to amounts reported in the Summary Compensation Table under the column titled "(c) Salary". The benefits listed in the Pension Plan Table are not subject to offsets for Social Security or other benefits received by retirees. The listed benefits are those payable if the straight life annuity method of distribution is chosen. Years of Credited Service under the Basic Plan for the executive officers listed in the Summary Compensation Table, except as described below for Mr. Howell, are as follows:
Mr. Semrod, 13 years; Mr. Collins, eight years; Mr. Paneyko, 12 years; Mr. Haggerty, 23 years.

     Mr. Semrod's employment contract provides for supplemental retirement benefits calculated in accordance with the formula of the Basic Plan, but without regard to the benefit limitations imposed by the Code and the Basic Plan, and credits Mr. Semrod with years of service commencing February 1, 1963 (an additional 19 years).

     Employees and former employees who formerly worked for United Jersey Bank/Commercial Trust (a predecessor bank to United Jersey Bank), including Mr. Collins, are covered for service before August 1, 1988 (January 1, 1987 in the case of Mr. Collins) by a defined benefit, noncontributory pension plan which provides for benefits lower than those described above for the Basic Plan of UJB. Mr. Collins has 16 Years of Credited Service under this plan. Such employees are covered by the Basic Plan and Supplemental Plans for service on and after August 1, 1988 (January 1, 1987 in the case of Mr. Collins).

     Pension benefits payable to employees and former employees of First Valley and its subsidiaries, including Mr. Howell, are calculated in accordance with the formula contained in the former First Valley Retirement Plan, which was merged into the Basic Plan effective December 31, 1990. For the Years of Credited Service and Average Compensation indicated in the Pension Plan Table, the First Valley formula provides for benefits lower than those described above for the Basic Plan. Covered compensation for those individuals covered by the First Valley formula, including Mr. Howell,includes salary as reported in the column titled "(c) Salary" of the Summary Compensation Table and the cash bonus reported, but not separately listed, in the column titled "(d) Bonus" of the Summary Compensation Table. Mr. Howell's covered compensation for 1994 under the First Valley formula of the Basic Plan was $441,750. Mr. Howell has 18 Years of Credited Service under the First Valley formula of the Basic Plan.

     Employees of UJB should refer to the more detailed Summary Plan Descriptions available to them.

                            2. SELECTION OF AUDITORS

     The Board of Directors recommends that the shareholders ratify the selection of KPMG Peat Marwick LLP, independent certified public accountants, to audit the accounts of UJB for 1995.

     Representatives of KPMG Peat Marwick LLP, who were also UJB's auditors for the year 1994, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     The Board of Directors unanimously recommends a vote FOR this Proposal No.
2.

                            3. SHAREHOLDER PROPOSAL

     UJB has received the following shareholder proposal from Theodore J. Cole, 24 Alyson Place, Bloomfield, New Jersey 07003 who owns or represents a total of 300 shares of stock, and has been advised by the shareholder that it is his intention to present the proposal for consideration at the 1995 Annual Meeting:

     RESOLVED: That the shareholders of UJB recommend the Board of Directors implement the necessary action of downsizing all forms of TOTAL COMPENSATIONS OF ALL EXECUTIVES to the level of TWO TIMES the salary provided to our President of the United States, that is, no more than $400,000.

     REASON 1. There is no corporation which exceeds the size and complexity of operation of the United States of which the President is the C.O.O. Even most government agencies far exceed the size of most private corporations as measured by personnel and budget. These ceilings are sufficient to motivate any person to do their best. The President now receives a salary of $200,000--even heads of agencies and members of Congress are paid only somewhat in excess of $100,000.

     REASON 2. While the duties of the President are not comparable to those of senior executives (the President HAS A MUCH MORE DEMANDING JOB), and while the President has many valuable compensations, I refer to his salary as a reference point for our shareholders to consider it as they evaluate my resolution. These last few years, we saw our shares drop to $6.50 because of low earnings and worried if the bank would survive, but management insisted on increased compensations while we had our dividends slashed and recently changed the format to penny increases.

     REASON 3. Officers of public corporations are the employees AND NOT THE OWNERS, except as they may be shareholders in common with other stockholders. Yet, officers give the appearance that they operate the corporations primarily for their benefit rather than for the benefit of the corporation by draining away millions of dollars in salary, stock options, numerous perks. When more than the recommended ceiling on total compensation is taken, this is an expression of greed and abuse of power. As you review the TOTAL COMPENSATION for 1994, how can they justify this in the REAL WORLD of today as shareholders and savings depositors get less and millions more are in poverty levels?

     REASON 4. For the last 50 years, corporations have always stated that to attract, retain and motivate a person, they have to pay high compensations. In THIS WORLD and current economy of merger mania, there is no shortage of highly qualified people who would gladly step in and do as good a job, if not better and gladly serve within the pay ceiling. Daily you read about executives trying to find work at one half or one third their former salaries.

     If you AGREE, please mark your proxy FOR this resolution.

Response of the Board of Directors

     The Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

     The Compensation Committee of the Board of Directors, which is comprised of individuals representing a significantly broad range of business and financial experience, is responsible for the executive compensation program of UJB and regularly consults with nationally recognized compensation consultants. The current review of the executive compensation program being conducted by the Compensation Committee, as described in the Compensation Committee Report in the section titled "Current Study of Compensation Program", evidences the seriousness with which the Compensation Committee dispatches its duties. The Board of Directors is fully satisfied with the rational, deliberative and diligent stewardship of the executive compensation program provided by the Compensation Committee and regards its continued capable leadership, and not the alternative Mr. Cole proposes, to be vital to the competitive integrity of UJB.

     The Board of Directors unanimously recommends a vote AGAINST this Proposal No. 3.

                            4. SHAREHOLDER PROPOSAL

     UJB has received the following shareholder proposal from Edward G. Lodge, 5 Silver Lake, Clayton, N.J. 08312, who owns 5,682 shares of stock, and has been advised by the shareholder that it is his intention to present the proposal for consideration at the 1995 Annual Meeting:

     WHEREAS, at the 1994 annual meeting in excess of 33% of the vote was in FAVOR of this resolution.

     WHEREAS, "CONFIDENTIAL VOTING" as used in this resolution means "SECRET VOTING".

     WHEREAS, the lack of CONFIDENTIAL VOTING creates the potential for undue pressure on shareholders.

     WHEREAS, if proxies are not kept SECRET, there exists the potential temptation for undue management pressure and/or coercion on shareholders who are owners, suppliers, loan customers and employees.

     WHEREAS, I believe that CONFIDENTIAL VOTING is necessary preserve the integrity of the proxy system.

     RESOLVED, that the shareholders request that the BOARD OF DIRECTORS:

     Take all necessary steps to implement a system of CONFIDENTIAL VOTING whereby (a) all proxies, ballots and voting tabulations that identify the shareholder be kept SECRET and (b) independent third parties shall tabulate the votes.

     The following is submitted in support of this proposal.

I. Confidential voting is essential to present any appearance of impropriety in the proxy process.

     The SECRET ballot is the cornerstone of American political democracy. Confidential voting is vital to corporate democracy. The value of the shareholder's right to exercise a proxy is greatly diminished if management can monitor how shareholders vote.

II. Confidential voting ensures a level playing field.

     The current system gives management an unfair advantage in proxy contests by allowing them to monitor how shareholders vote. NON CONFIDENTIAL VOTING provides management with an opportunity to resolicit proxies and exposes them to the temptation to pressure and/or coerce shareholders, particularly in financial institutions where the shareholders are suppliers, loan customers and/or employees. Shareholders who submit proposals are denied this opportunity because they do not have access to proxies already submitted. CONFIDENTIAL VOTING will insure a level playing field by eliminating management resolicitation.

III. Confidential voting enhances shareholder investment value.

     One of the key attributes of stock ownership is the ability to vote on proxy matters without the potential for unfair influence. Voting freely on proxy matters affords shareholders a voice in shaping the companies future on issues of importance to them. NON CONFIDENTIAL VOTING undermines this key attribute of ownership and diminishes the value of the stock.

     SECRET VOTING does not inhibit communications between shareholders and management. This proposal seeks to eliminate any possibility or appearance of improper influence. This has already been adopted by many major corporations.

     Approximately 11,350,380 shareholder votes have approved this resolution. YOUR VOTE IS NECESSARY. Mark your proxy for this resolution; otherwise it is automatically cast against it.

Response of the Board of Directors

     The Board of Directors unanimously recommends that shareholders vote against this proposal.

     Your Board believes that a fully disclosed system of voting, because it promotes a free and open discussion of issues, is in the interest of all shareholders, especially in a contested situation. By contrast, the proposed voting system, because it hides identities and hinders communication, benefits only those shareholders who wish to cut themselves off from all opportunity for debate. A vote on a corporate matter is different from a vote on a political matter because proxy votes, even those made early in a contest, can be changed right up until the polls close at the Annual Meeting of Shareholders. Thus, it is in the interest of shareholders to encourage ongoing issue-specific dialogue with the advocates for both sides in a contest also right up until the polls close. Shareholders would be deprived of this dialogue if votes were kept secret.

     Your Board of Directors further believes that this confidential voting proposal does not in any way preserve shareholders' investment value, will probably increase costs to the Company, and is not otherwise in the long-term interests of UJB shareholders. We believe that the existing system of free and open proxy voting, used by the majority of public companies for many years, protects shareholders' interests the best and assures that the fiduciary responsibilities of those who represent the individual beneficiaries of the investment and pension funds which invest in UJB are fully disclosed.

     As a shareholder, you have the ability to vote confidentially simply by holding shares in "street" name through a bank, broker or other nominee. Your Board believes that this proposal to keep shareholder votes secret is therefore unnecessary and may result in additional expense. Many of you choose to hold your shares "of record" precisely because you want the Board of Directors and management to know exactly how you, as the Company's owners, feel on various issues. Some shareholders use their proxy cards to express views or explain their votes. The Board would regret any change which would discourage this convenient and cost-free means of communication for shareholders, particularly those unable to attend the Annual Meeting.

     We also believe that members of your Board and others who may solicit proxies on their behalf should continue to have the opportunity to contact shareholders for a variety of reasons. They may need to contact shareholders whose proxy cards contain obvious errors or deficiencies so that they may correct their proxies and cast their votes as intended, or shareholders who have not returned their cards in order to encourage their participation and help assure a legally sufficient and substantial vote.

     Many shares today are held by large institutions, such as mutual funds, pension funds and banks, which have a fiduciary duty to vote those shares in the best interests of their shareholders, beneficiaries and customers. Concern has been expressed as to the concentration of corporate voting power in the hands of a few persons at these institutions who are not elected by anyone. Your Board of Directors believes that full disclosure of their decisions is in the best interests of the Company and its shareholders and will promote accountability.

     We believe that the present system of vote tabulation continues to work effectively and efficiently and maximizes communication between shareholders and the Board of Directors, and we see no reason to change to a more complex and expensive system.

     The Board of Directors unanimously recommends a vote AGAINST this Proposal No. 4.

                                 OTHER MATTERS

Solicitation of Proxies

     Proxies may be solicited by mail, telephone, telegram, facsimile transmission or other electronic methods and personal meetings and interviews. Certain executive officers and managerial and administrative employees of UJB and its subsidiaries may solicit proxies on behalf of UJB, for which such officers and employees will receive no additional compensation other than reimbursement for actual expenses incurred in connection therewith. UJB has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of $10,000, plus reasonable out-of-pocket expenses. UJB will also reimburse brokers or other persons holding shares in their names or in the names of their nominees for their reasonable out-of-pocket expenses in forwarding proxies and proxy material to the beneficial owners of such shares. UJB will bear all of the expenses incurred in connection with this solicitation.

Shareholder Proposals

     The Board of Directors will consider and include in the Proxy Statement for the 1996 Annual Meeting proposals which meet the regulations of the SEC and New Jersey law and which comply with the Company's By-Laws. In order to be considered for inclusion, proposals must be received on or before November 10, 1995. Proposals should be addressed to the Secretary.

     The By-Laws of UJB provide that shareholder proposals which do not appear in the Proxy Statement may be considered at a meeting of shareholders only if written notice of the proposal is received by the Secretary of UJB not less than 70 and not more than 90 days before the date of the meeting; provided, however, that, if less than 80 days' notice or prior public disclosure of the date of the meeting has been given to shareholders, such notice, to be timely, must be received by the Secretary not later than the close of business on the tenth day following the day on which notice of the meeting or such public disclosure was made, whichever first occurs. Any such notice by a shareholder to the Secretary of UJB must be accompanied by (a) the name and address of the shareholder who intends to present the proposal for a vote, (b) a representation that such shareholder is a holder of record of shares entitled to vote at the meeting, (c) a description of all agreements, arrangements or understandings between such shareholder and any other shareholder relating to the proposal to be voted on and any financial or contractual interest of such shareholder in the outcome of such vote and (d) such other information regarding the proposal to be voted on and the shareholder intending to present the proposal for a vote as would be required to be included in a proxy statement soliciting the vote of shareholders in respect of such proposal pursuant to the proxy rules of the SEC.

     The vote of a plurality of the shares cast at the Annual Meeting is necessary to elect the five Directors. The vote of a majority of shares cast at the Annual Meeting is necessary to ratify the selection of independent certified public accountants and to adopt the shareholder proposals. For purposes of determining the number of votes cast with respect to a matter, only those cast "for" or "against" are included. Abstentions on the proxy card will not be counted "for" or "against" for these purposes but will be counted as present for quorum purposes. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners will be treated as present for quorum purposes but also will not be counted as votes "for" or "against" for purposes of determining the number of votes cast.

     We urge you to sign, date and mail the white proxy enclosed with this mailing, in the postage-paid envelope provided, as promptly as possible.

     We sincerely hope that you will attend the meeting.


Dated: March 9, 1995                     BY ORDER OF THE BOARD OF DIRECTORS


                                         /s/ T. JOSEPH SEMROD
                                         -------------------------
                                             T. Joseph Semrod
                                          Chairman, President and
                                          Chief Executive Officer


     It is important that your shares are voted at the Annual Meeting. Shareholders are urged to promptly sign, date and mail the white Proxy in the enclosed postage-paid envelope. Please act today.

                 [MAP OF DIRECTIONS TO CORPORATE HEADQUARTERS]


                                     NOTICE
                        Admittance to the Annual Meeting

     In order to accommodate our shareholders, admission to the Annual Meeting must be limited to shareholders, proxies, press and meeting staff. Two Welcome Desks will be set up to greet meeting attendees. If you hold stock in your own name, please proceed to the RECORD HOLDER Welcome Desk when you arrive. If you hold stock through a bank, broker or otherwise, please proceed to the STREET NAME Welcome Desk and please be prepared to furnish an account statement from your bank or broker, a copy of a proxy card mailed to you, or other proof of ownership of UJB Financial Corp. Common Stock. Those persons without such proof will be delayed until the meeting staff determines there is adequate seating for all attendees and may be denied admittance altogether.

     Attendees should at all times wear the official nametags provided by the Welcome Desks so the meeting staff is readily able to identify you as someone admitted to the meeting in accordance with the procedures administered by the Welcome Desks. If you own stock in your own name and plan to attend the Annual Meeting, please mark the appropriate box on the proxy card. If you wish to attend the Annual Meeting but will not be submitting a proxy card with the appropriate box marked, please notify UJB at the following address as soon as possible: Corporate Secretary, ATT: Annual Meeting Admission, UJB Financial Corp., 301 Carnegie Center, P.O. Box 2066, Princeton, NJ 08543-2066. Doing this will allow us to prepare your official nametag in advance and eliminate unnecessary delays upon your arrival at the Annual Meeting.

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

     1. Page 15 contains a description in tabular form of a graph entitled "Stock Performance Graph" which represents the comparison of the cumulative total return on the Company's Common Stock against the cumulative total return of the Media General ("MG") Mid-Atlantic Bank Group Index, an industry index and the New York Stock Exchange ("NYSE") Market Value Index, a broad market index for the period of five years commencing January 1, 1990 and ending December 31, 1994, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

- --------------------------------------------------------------------------------


 P                            UJB FINANCIAL [LOGO]
              Proxy Solicited on Behalf of the Board of Directors
 R              of UJB for the Annual Meeting on April 24, 1995

 O   The undersigned hereby constitutes and appoints T.J. Dermot Dunphy, Elinor
     J. Ferdon and Henry S. Patterson II, and each of them, the undersigned's
 X true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of UJB
 Y FINANCIAL CORP. to be held at The Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at Alexander Road, Princeton, New Jersey on Monday, April 24, 1995, and at any adjournments thereof, on all matters coming before said meeting.

          Election of Directors, Nominees:

          John G. Collins, Anne Evans Estabrook, George L. Miles, Jr., Henry S. Patterson II, Raymond Silverstein

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. However, the Proxies cannot vote your shares unless you sign and return this card.

                                                              [SEE REVERSE SIDE]

[X] Please mark your votes as in this example.                              1724

     This proxy, when properly signed and timely returned, will be voted in the manner you direct. If no direction is made, this proxy will be voted FOR the election of the listed Director nominees, FOR proposal 2 and AGAINST proposals 3 and 4.

    The Board of Directors recommends a vote FOR 1 and 2 and AGAINST 3 and 4.

                                         FOR   WITHHELD
1. Election of Directors (See Reverse)   [ ]     [ ]

For, except vote withheld from the following nominee(s):

- --------------------------------------------------------

                                          FOR   AGAINST    ABSTAIN
2. Approval of Independent Accountants.   [ ]     [ ]        [ ]

- --------------------------------------------------------


                          FOR   AGAINST    ABSTAIN
3. Shareholder Proposal   [ ]     [ ]        [ ]


- --------------------------------------------------------

                          FOR   AGAINST    ABSTAIN
4. Shareholder Proposal   [ ]     [ ]        [ ]


- --------------------------------------------------------


[ ] Please mark this box if you plan to attend the Annual Meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Please date and sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- --------------------------------------------------------

- --------------------------------------------------------
 SIGNATURE(S)                                 DATE

- --------------------------------------------------------------------------------


V                             UJB FINANCIAL [LOGO]
O                            SAVINGS INCENTIVE PLAN
T                Solicited on Behalf of the Board of Directors
I                            of UJB FINANCIAL CORP.
N                   for the Annual Meeting on April 24, 1995
G
     The undersigned hereby directs United Jersey Bank, Trustee of the UJB
I    Financial Corp. Savings Incentive Plan, to vote all of the shares which are
N    held in the undersigned's Plan accounts at the Annual Meeting of
S    Shareholders of UJB FINANCIAL CORP., to be held on Monday, April 24, 1995
T    at The Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at Alexander
R    Road, Princeton, New Jersey, and at any adjournments thereof, as designated
U    on the reverse, and in its discretion on such other matters as may properly
C    come before the meeting.
T
I
O         Election of Directors, Nominees:
N
          John G. Collins, Anne Evans Estabrook, George L. Miles, Jr.,
C         Henry S. Patterson II, Raymond Silverstein
A
R
D

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

[X] Please mark your votes as in this example.                              4036

     This card, when properly executed, will be voted in the manner you direct. If this card is not timely returned or properly executed, or if no direction is made, the Trustee will vote shares held in your Sub-Fund B account in the manner deemed by the Trustee to be in Plan participants' best interests, but will not vote shares held in your Sub-Fund E account.


    The Board of Directors recommends a vote FOR 1 and 2 and AGAINST 3 and 4.

                                         FOR   WITHHELD
1. Election of Directors (See Reverse)   [ ]     [ ]

For, except vote withheld from the following nominee(s):

- --------------------------------------------------------

                                          FOR   AGAINST   ABSTAIN
2. Approval of Independent Accountants.   [ ]     [ ]        [ ]

- --------------------------------------------------------


                          FOR   AGAINST   ABSTAIN
3. Shareholder Proposal   [ ]     [ ]        [ ]


- --------------------------------------------------------

                          FOR   AGAINST   ABSTAIN
4. Shareholder Proposal   [ ]     [ ]        [ ]


- --------------------------------------------------------


                                             This Card Must Be Signed Exactly As
                                                   Your Name Appears Hereon



                                             -----------------------------------
                                             SIGNATURE                DATE